Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made as of October 28, 2008 (the “Effective Date”), by and between Strata Bank, a bank chartered under the laws of Massachusetts with its headquarters located in Medway, Massachusetts (the “Employer”), Service Bancorp, MHC, a mutual holding company chartered under the laws of Massachusetts (the “MHC”), Service Bancorp, Inc., a corporation chartered under the laws of Massachusetts (the “Company” and together with the MHC, the “Holding Companies”) and Randal D. Webber (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer, the Holding Companies and the Executive agree as follows:

RECITALS:

WHEREAS, the Executive is currently employed as Executive Vice President & Senior Loan Officer of the Employer; and

WHEREAS, the Employer is a wholly-owned subsidiary of the Company, and the Company is a majority owned subsidiary of the MHC; and

WHEREAS, in order to allow the Executive to consider the prospect of a Change in Control (as defined in Section 8 of this Agreement) in an objective manner and in consideration of the services to be rendered by the Executive to the Employer and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Executive, the Employer and the Holding Companies, the Employer (on behalf of the itself and the Holding Companies) is willing to provide, subject to the terms of this Agreement, certain severance benefits to protect the Executive from the consequences of a Terminating Event (as defined in Section 8 of this Agreement) occurring subsequent to a Change in Control or while a Proposed Business Combination is pending.

NOW, THEREFORE, the Employer, the Holding Companies and the Executive hereby agree as follows:

1. Termination of Employment.

(a) Termination by Employer. The Executive’s employment with the Employer may be terminated by the Employer at any time with or without Cause (as defined in Section 8 of this Agreement).

(b) Termination by Employee. The Executive’s employment with the Employer may be terminated by the Executive (i) for Good Reason (as defined in Section 8 of this Agreement) within twelve (12) months following the occurrence of a Change in Control or (ii) by written notice to the Board of Directors of the Employer at least thirty (30) days prior to the date of such termination. Notwithstanding the foregoing, the Executive agrees not to leave the employ of the Employer voluntarily, or resign any position with the Holding Companies, without sixty (60) days prior written notice, while there is a pending or overtly threatened tender or exchange offer or proxy contest, or while the Employer is a party to a merger or similar agreement that, in each case, if completed would result in a Change in Control, unless the cessation of the Executive’s employment is due to the Executive’s disability or an event that would constitute Good Reason.

(c) Termination of Ancillary Positions. Except as otherwise expressly provided in this Agreement, the Executive’s engagement by the Employer in any non-employee capacity and by the Holding Companies in all capacities, if any, shall terminate as of the effective date of the termination of the Executive’s employment with the Employer.

2. Termination While Proposed Business Combination is Pending or after a Change in Control by Employer without Cause or by the Executive for Good Reason. In the event that, while a Proposed Business Combination is pending or within twelve (12) months following the occurrence of a Change in Control, the Employer terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason, the Employer shall provide to the Executive the following severance benefits (the “Severance Benefits”):

(a) Severance Payment. The Employer shall pay to the Executive, as a lump sum payment, an amount equal to one hundred percent (100%) of the Executive’s annualized base salary as in effect at the time of termination (the “Severance Payment”). The Executive’s annualized base salary (the “Annualized Base Salary”) shall be an amount equal to four times the regular base salary paid to the Executive during the three-month period ending on the effective date of the Executive’s employment termination; without limiting the foregoing, the Executive’s Annualized Base Salary shall not include any bonus or incentive compensation. The Executive’s annualized base salary as of the date of this Agreement is $165,994. The Severance Payment shall be reduced by required deductions for applicable taxes and other withholdings and for any and all outstanding obligations owed by the Executive to the Employer or the Holding Companies that are then due and payable, which deductions and withholdings are hereby specifically authorized by the Executive. The amount of the Severance Payment shall not be reduced by any amount due or otherwise paid to the Executive pursuant to any other severance pay, stay bonus or similar arrangement of the Employer or either or both of the Holding Companies. The Severance Payment shall be paid on the Employer’s first regular payroll date following the date of termination of the Executive’s employment, except as provided under Section 5(e) of this Agreement relating to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Benefit Continuation.

(i) The Executive shall be permitted to continue to participate for a period of twelve (12) months following the date of termination of the Executive’s employment (the “Continuation Period”) in all medical, dental and life insurance benefit plans sponsored by the Employer in which the Executive participated immediately prior to the termination of the Executive’s employment (the “Employee Benefit Plans”), in each case at the level in effect, and at the same out-of-pocket cost to the Executive, immediately prior to the Change in Control (or if applicable, immediately prior to the commencement of the Proposed Business Combination), except to the extent any benefit or coverage under such plans may be changed in its application to all of the employees of the Employer (or successors-in-interest) on a nondiscriminatory basis; provided, however, that such continued participation is permitted under the terms of such Employee Benefit Plans and provided further that nothing herein shall restrict or otherwise affect the Employer’s rights with respect to the administration, amendment or termination of any Employee Benefit Plan. Without limiting the foregoing, in no event shall this Agreement require the Employer to maintain any Employee Benefit Plan for the duration of the Continuation Period, or to entitle the Executive to continue participation in an Employee Benefit Plan beyond the termination of such plan or the date the Executive would otherwise cease to be eligible to participate in such plan. If the Employer is unable to provide the benefits set forth in this Section 2(b), including, without limitation, due to the change in Executive’s status to that of a non-employee, the Employer shall instead pay to the Executive a lump sum amount equal to the present value of the applicable premiums that the Employer would have to pay, or costs that the Employer would have to incur, to provide the benefits required to be provided by this Section 2(b) if the Executive had continued to be employed by the Employer.

(ii) To the extent permitted by law, the Employer may cease to provide the benefits set forth in this Section 2(b) upon the Executive’s becoming eligible (either as a participant or a dependent) to participate in a plan providing comparable or superior benefits sponsored by another employer (a “Comparable Plan”). The Executive shall provide prompt notice to the Employer of the date the Executive becomes eligible (either as a participant or a dependent) to participate in a Comparable Plan and shall respond promptly to any reasonable inquiries from the Employer arising out of or relating to the operation or enforcement of this Section 2(b)(ii).

(iii) The Executive acknowledges that the right under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to a temporary continuation of health coverage on a self-pay basis at group rates under certain circumstances begins upon the occurrence of a COBRA “qualifying event,” which under current law includes a voluntary or involuntary separation of employment for reasons other than gross misconduct, and that in the case of a such separation of employment, the COBRA right to a continuation of health coverage on a self-pay basis at group rates generally continues for a period of up to eighteen (18) months from the date of such separation. Nothing in this Agreement shall be construed to affect the Executive’s right to receive health care continuation under COBRA entirely at the Executive’s own cost to the extent that the Executive is entitled to COBRA continuation after the Executive’s right to continuation of benefits under this Section 2(b) ceases.

(c) Outplacement Benefit. The Employer at its expense shall provide the Executive with professional outplacement services of the Executive’s choosing and shall reimburse the Executive for incidental outplacement expenses (including resume mailing and clerical support but not including travel expenses), provided that in no event shall (i) the aggregate out-of-pocket costs of all such outplacement benefits exceed $10,000, or (ii) any services, reimbursements or other benefits be provided under this Section 2(c) beyond December 31 of the second calendar year following the calendar year in which the Executive’s separation from service occurred.

3. Termination For Other Reasons. No Severance Benefits shall be provided to the Executive under this Agreement if the Executive’s employment is terminated (a) by reason of the Executive’s death, (b) by the Employer after the Executive has satisfied the conditions to qualify for long-term disability benefits under the Employer’s applicable long-term disability policy, (c) by the Employer for Cause, or (d) by the Executive voluntarily and not for Good Reason while there is a Proposed Business Combination pending or within twelve (12) months following the occurrence of a Change in Control.

4. No Duty to Mitigate; No Reduction in Severance Payment. The Executive shall not be required to mitigate the amount of any Severance Benefit provided for in this Agreement by seeking other employment or otherwise. The amount of the Severance Payment provide for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of any employment, consulting or other arrangement following the termination of the Executive’s employment with the Employer.

5. Additional Conditions and Limitations.

(a) Requirements of Law. Notwithstanding any other provision of this Agreement, the Employer shall have no obligation to make the Severance Payment if such Severance Payment is prohibited by applicable federal or state law, including without limitation Part 359 of the regulations of the Federal Deposit Insurance Corporation (12 CFR § 359 et seq.) or any successor provision.

(b) Release of Employer and Holding Companies. Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to the Severance Payment or any other Severance Benefit under this Agreement unless the Executive first (i) executes and delivers to the Employer a valid and irrevocable release of all claims against each of the Employer, the Holding Companies and all affiliates of any of them, in a form then reasonably acceptable to the Employer and (ii) resigns from any and all positions, including, without limitation, as a director or officer, that the Executive then holds with the Employer, either Holding Company, or any of their respective affiliates, or any benefit plan of the Employer, either Holding Company or any of their respective affiliates.

(c) Compliance with Employee Covenants. Notwithstanding any other provision of this Agreement, the Employer’s obligation to provide the Severance Benefits under this Agreement shall be conditioned on the Executive’s continued compliance in all material respects with the covenants set forth in this Agreement. In the event compliance is not continued within ten (10) days after notice of such failure to comply has been given in writing to the Executive, the Employer shall have the right to seek repayment of all Severance Benefits paid up to the time compliance has ceased.

(d) Excess Parachute Payment. It is the intention of the Executive, the Employer and the Holding Companies that no payment by the Employer to or for the benefit of the Executive under this Agreement and/or any other agreement or plan pursuant to which the Executive is entitled to receive payments or benefits from the Employer or either of the Holding Companies shall be non-deductible to the Employer or the Holding Companies, as applicable, by reason of the operation of Section 280G of the Code relating to parachute payments. Accordingly, notwithstanding any other provision of this Agreement, in the event that it is determined by the Employer in its reasonable discretion that any payment made or to be made or other benefit provided or to be provided to the Executive, whether under this Agreement or otherwise, would constitute an “Excess Parachute Payment” (as that term is defined in Section 280G of the Code), then the aggregate amount or value of any the Severance Benefits due to the Executive under this Agreement shall be reduced to the minimum extent necessary so that no portion of the Severance Benefits made or other benefits provided to the Executive, as so reduced, constitutes an Excess Parachute Payment. To the extent that an Excess Parachute Payment has been made to or for the benefit of the Executive, such Excess Parachute Payment shall be refunded to the Employer with interest thereon at the applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Employer or the Holding Companies, as applicable, by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five days (45) after the Employer has sent him written notice of the need for such reduction, the Employer may determine the method of such reduction in its sole discretion. If any dispute between the Employer and the Executive as to any of the amounts to be determined under this Section 5(d), or the method of calculating such amounts, cannot be resolved by the Employer and the Executive, either the Employer or the Executive after giving three (3) days written notice to the other, may refer the dispute to a partner in the Boston office of a firm of nationally recognized independent certified public accountants selected jointly by the Employer, the Holding Companies and the Executive, which firm shall not be the independent registered public accounting firm of the Employer or any its successors or affiliates. The determination of such partner as to the amount to be determined under this Section 5(d) and the method of calculating such amounts shall be final and binding on the Employer, the Holding Companies and the Executive. The Employer and the Holding Companies shall bear the costs of any such determination.

(e) 409A. Notwithstanding the provisions of Section 2(a) relating to the time at which the Severance Payment is to be made, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time his employment terminates, and the Severance Payment to which the Executive is entitled under Section 2(a) of this Agreement is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such Severance Payment shall be paid to the Executive pursuant to Section 2(a) of this Agreement on the first business day of the seventh month commencing after the month during which the Executive’s employment terminates; provided, however, that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

(i) The Executive shall be entitled to receive the Severance Payment provided for under Section 2(a) of this Agreement, at the time such payment is called for under Section 2(a), regardless of his status as a “specified employee,” to the extent the total amount of such Severance Payment does not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated; and

(ii) Any portion of the Severance Payment benefit payable under Section 2(a) of this Agreement that is in excess of the amount described in Section 5(e)(i) of this Agreement shall be paid to the Executive on the first business day of the seventh month commencing after the month during which the Executive’s employment terminates.

6. Executive’s Covenants.

(a) Confidential Information. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive, on the one hand, and the Employer and the Holding Companies, on the other hand, with respect to all Confidential Information (as defined in Section 8 below). At all times, both during the period of the Executive’s employment with the Employer and after the termination of the Executive’s employment for any reason, the Executive shall keep in confidence and trust all such Confidential Information and, except as required by law, shall not use or disclose any such Confidential Information other than for the benefit of the Employer or the Holding Companies, as the case may be, without the written consent of the Employer or the Holding Companies (whichever is appropriate).

(b) Documents and Records. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Employer or the Holding Companies or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer or the Holding Companies, as the case may be. The Executive will return to the Employer or the Holding Companies all such materials and property as and when requested by either of them. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain, directly or indirectly, any such material or property or any copies thereof after such termination.

(c) Covenant Not to Disrupt Business. The Executive hereby covenants and agrees that all times while the Executive is employed by the Employer, and for a period of twelve (12) months after the effective date of a Terminating Event but in that case only if the Executive receives the Severance Payment provided under Section 2(a) of this Agreement, the Executive shall not disrupt, damage, impair or interfere with the business of the Employer, either of the Holding Companies or any of their respective affiliates, including, without limitation, the

Employer’s, either Holding Company’s or any of their respective affiliate’s relationships with any customer, loan packager, representative, vendor, broker or similar party doing business with the Employer, either of the Holding Companies or any of their respective affiliates. Nothing contained in this Section 6(c) shall restrict the Executive from merely being employed or otherwise engaged by a competing business after the termination of the Executive’s employment with the Employer, whether or not following a Change in Control.

(d) Nonsolicitation. At all times while the Executive is employed by the Employer, and for a period of twelve (12) months after the effective date of a Terminating Event but in that case only if the Executive receives the Severance Payment provided under Section 2(a) of this Agreement, the Executive (i) shall refrain from, directly or indirectly, recruiting or otherwise actively soliciting, inducing or influencing any person to leave employment with the Employer, the Holding Companies or any of their respective affiliates (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer) and (ii) shall refrain from actively soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer, either of the Holding Companies or any of their respective affiliates other than actions taken by the Executive in good faith in the ordinary course of business during the course of the Executive’s employment with the Employer. Nothing contained in this Section 6(d) shall restrict the Executive from advertising employment opportunities to the general public or from hiring individuals who have not been directly or indirectly actively solicited, induced or influenced by the Executive to leave employment with the Employer, the Holding Companies or any of their respective affiliates.

(e) Employee Acknowledgement. The Executive acknowledges and further agrees that the restrictions set forth in this Section 6 are intended to protect the Employer’s and Holding Companies’ interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. The Executive further acknowledges and agrees that any breach of this Section 6 shall be entitled to any remedy available to it at law or in equity.

7. Post Employment Consulting Services. In the event that the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason while a Proposed Business Combination is pending or within twelve (12) months after a Change in Control, the Executive shall endeavor, but only to the extent legally permissible, to be available to the Employer and the Holding Companies, for up to three (3) months after the effective date of the termination of the Executive’s employment, to render advice and assistance regarding the transition of matters under the Executive’s control prior to the termination of the Executive’s employment, as the Employer or the Holding Companies may reasonably request; provided that the Employer shall compensate the Executive for any such services actually rendered at a per diem rate equivalent to the Executive’s Annualized Base Salary as of the termination of the Executive’s employment.

8. Definitions.

(a) Cause. The following, as determined by a vote of the Board of Directors of the Employer and written notice to the Executive (which notice shall be provided to the Executive prior to or not more than five (5) days after the effective date of the termination of the Executive’s employment), shall constitute “Cause” for termination of the Executive’s employment:

(i) dishonest statements or acts of the Executive concerning material matters relating to the Employer or any affiliate of the Employer, including, but not limited to, the Holding Companies;

(ii) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(iii) failure to perform to the reasonable satisfaction of the Board of Directors of the Employer a substantial portion of the Executive’s duties and responsibilities assigned to the Executive from time to time by the Employer’s Chief Executive Officer or its Board of Directors, which failure continues, in the reasonable judgment of the Board of Directors of the Employer, after written notice given to the Executive by the Board of Directors of the Employer;

(iv) gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer, including, but not limited to, the Holding Companies; or

(v) material breach by the Executive of any of the Executive’s obligations under this Agreement.

(b) Change in Control. “Change in Control” shall mean the occurrence of one or more of the following events:

(i) following any conversion of Service Bancorp, MHC from mutual to stock form, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than Service Bancorp, MHC, any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or any corporation owned, directly or indirectly, by the stockholders of the Employer, in substantially the same proportions as their ownership of stock of Service Bancorp, MHC), directly or indirectly, of securities of Service Bancorp, MHC, representing fifty percent (50%) or more of the combined voting power of any of Service Bancorp, MHC’s then outstanding securities; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than Service Bancorp, MHC, any trustee or other fiduciary holding securities under an employee benefit plan of Service Bancorp, Inc. or the Employer, or any corporation owned, directly or indirectly, by the stockholders of Service Bancorp, Inc., in substantially the same proportions as their ownership of stock of Service Bancorp, Inc.), directly or indirectly, of securities of Service Bancorp, Inc. representing fifty percent (50%) or more of the combined voting power of Service Bancorp, Inc.’s then outstanding securities; or

(iii) persons who, as of the Effective Date, constituted the Board of Directors of the Employer (the “Employer Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors (or equivalent body), provided that any person becoming a director of the Employer subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Employer Incumbent Board shall, for purposes of this Section 10(b), be considered a member of the Employer Incumbent Board; or

(iv) following any conversion of Service Bancorp, MHC from mutual to stock form, persons who, as of the Effective Date, constituted the Board of Trustees of Service Bancorp, MHC (the “MHC Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Trustees (or equivalent post conversion body), provided that any person becoming a trustee of the MHC subsequent to the Effective Date whose election was approved by at least a majority of the trustees then comprising the MHC Incumbent Board shall, for purposes of this Section 10(b), be considered a member of the MHC Incumbent Board; or

(v) persons who, as of the Effective Date, constituted the Board of Directors of Service Bancorp, Inc. (the “Parent Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors (or equivalent body), provided that any person becoming a director of Service Bancorp, Inc. subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Parent Incumbent Board shall, for purposes of this Section 10(b), be considered a member of the Parent Incumbent Board; or

(vi) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; or

(vii) the stockholders of Service Bancorp, Inc. approve a merger or consolidation of Service Bancorp, Inc. with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of Service Bancorp, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Service Bancorp, Inc. or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation affected to implement a recapitalization of Service Bancorp, Inc. (or similar transaction) in which no “person” (as hereinabove defined) other than Service Bancorp, MHC acquires more than fifty percent (50%) of the combined voting power of Service Bancorp, Inc.’s then outstanding securities; or

(viii) following any conversion of Service Bancorp, MHC from mutual to stock form, the stockholders of Service Bancorp, MHC approve a merger or consolidation of Service Bancorp, MHC with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of Service Bancorp, MHC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Service Bancorp, MHC or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Service Bancorp, MHC (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; or

(ix) the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets.

(c) Confidential Information. “Confidential Information” means information belonging to the Employer, either of the Holding Companies or any of their affiliates that is of value to the Employer or either of the Holding Companies in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to any of them. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Employer or the Holding Companies. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer or engagement by the Holding Companies, as well as other information to which the

Executive may have access in connection with the Executive’s employment or engagement. Confidential Information also includes the confidential information of others, including suppliers and customers, with which the Employer or either of the Holding Companies has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(a) of this Agreement.

(d) Good Reason. The Executive shall be deemed to have “Good Reason” to terminate his employment with the Employer if one of the following conditions occurs without the Executive’s consent, the Executive notifies the Employer in writing of the occurrence of one of these conditions within sixty (60) days of its onset, the Employer fails to remedy the condition within thirty (30) days after its receipt of such written notice from the Executive, and the Executive notifies the Employer in writing of the Executive’s resignation for failure to cure a Good Reason within ten (10) days after such thirty (30) day cure period:

(i) a reduction in the Executive’s base annual salary rate; or

(ii) a breach by the Employer of any of its material obligations to the Executive under the terms of the Executive’s employment by the Employer; or

(iii) the relocation, following the occurrence of a Change in Control, of the office at which the Executive is principally employed as of the Change in Control (or if applicable, immediately prior to the commencement of the Proposed Business Combination) to a location that is either (A) more than thirty (30) miles from such office (unless such relocation has the effect of reducing the distance the Executive regularly commutes to the office) or (B) more than fifty (50) miles from the Executive’s residence as of the date of this Agreement, which relocation is not approved by the Executive; or

(iv) an change that materially and adversely affects the Executive’s responsibilities, authorities, powers, functions or duties, taken as a whole, and that constitutes, when compared with the responsibilities, authorities, powers, functions or duties, taken as a whole, exercised by the Executive immediately prior to the Change in Control (or if applicable, immediately prior to the commencement of the Proposed Business Combination), an actual or constructive demotion of the Executive.

For avoidance of doubt, the references in clauses (i)-(iv) of this Section 8(d) to “reduction,” “breach,” “relocation” or “change” shall mean an actual reduction, breach, relocation or change (as opposed to, for example, an announced, planned or anticipated reduction, breach, relocation or change). Notwithstanding any provision of this Section 10(d) to the contrary, in no event shall Good Reason be deemed to exist solely as a result of (a) the Employer’s exercise of its right to terminate the Executive under this Agreement for Cause, or (b) any action taken by the Employer in good faith in connection with the investigation of facts or circumstances that may constitute Cause for the Executive’s termination within the meaning of Section 10(a), including, without limitation, placing the Executive on paid administrative leave.

(e) Proposed Business Combination. A “Proposed Business Combination” is pending if the Employer has entered into a definitive agreement providing for a merger, consolidation or other transaction that, as the result of or in connection with such transaction or any combination of related transactions, will result in a Change in Control and such definitive agreement has not been terminated.

(f) Terminating Event. “Terminating Event” means the occurrence, after a Change in Control, or while a Proposed Business Combination is pending, of (a) the termination by the Employer of the employment of the Executive for any reason other than (i) death, (ii) on account of the Executive’s disability after the Executive has satisfied the conditions to qualify for long-term disability benefits under the Employer’s applicable long-term disability policy disability, or (iii) Cause, or (b) the resignation of the Executive from the employ of the Employer voluntarily for Good Reason.

9. Injunction. The Executive acknowledges and agrees that that it would be difficult to measure any damage caused to the Employer, either of the Holding Companies or any of their affiliates that might result from any breach by the Executive of the promises set forth in Sections 6 of this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the parties agree that if any of them breaches, or proposes to breach, any portion of this Agreement, the others shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to such party.

10. Arbitration of Disputes. Except as expressly provided in Section 5(d) of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators provided that the Employer and the Executive shall evenly split the costs of such arbitration, unless the Executive prevails in the arbitration, as determined by the arbitrator, in which case the Employer shall pay for all reasonable arbitration fees and costs, including attorneys’ fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude any party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States

District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

13. Assignment; Successors and Assigns. None of the Employer, the Holding Companies or the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties; provided that the Employer and the Holding Companies may assign their respective rights under this Agreement without the consent of the Executive in the event that the Employer or the Holding Companies shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of their respective properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer, the Holding Companies and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer and the Holding Companies, at the Employer’s main offices, attention of the Chief Executive Officer of the Employer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer and both of the Holding Companies.

18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any dispute concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Guarantee by the Holding Companies. By the signatures of their authorized officer representatives below, the Holding Companies hereby jointly and severally guarantee the obligations of the Employer to the Executive set forth in this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, the Holding Companies, by their respective duly authorized officers, and by the Executive, as of the Effective Date.

STRATA BANK

By:	/s/ Eugene R. Liscombe
Name:	Eugene R. Liscombe
Title:	Lead Director

SERVICE BANCORP, INC.

By:	/s/ Eugene R. Liscombe
Name:	Eugene R. Liscombe
Title:	Chairman

SERVICE BANCORP, MHC

By:	/s/ Eugene R. Liscombe
Name:	Eugene R. Liscombe
Title:	Chairman

EXECUTIVE

/s/ Randal D. Webber
Name:	Randal D. Webber, EVP & SLO

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